Exhibit 99.1

DIAMOND RESORTS CORPORATION ANNOUNCES THE COMPLETION OF ITS CASH TENDER OFFER
FOR ITS 12.0% SENIOR SECURED NOTES DUE 2018
LAS VEGAS, Nevada, (August 23, 2013)-Diamond Resorts Corporation (“DRC”), an indirect wholly-owned subsidiary of Diamond Resorts International, Inc. (NYSE: DRII) (the “Company”), a global leader in the hospitality and vacation ownership industries, announced today that it has accepted for purchase its 12.0% Senior Secured Notes Due 2018 (the “Notes”) in an aggregate principal amount of $50,560,000 that were validly tendered and not validly withdrawn pursuant to its previously announced cash tender offer (the “Tender Offer”) for the Notes. DRC was required to make the Tender Offer under the indenture governing the Notes, as a result of the consummation on July 24, 2013 of the Company's initial public offering of common stock.
The Tender Offer was made pursuant to an Offer to Purchase, dated July 26, 2013, which was distributed to holders of the Notes (the “Offer to Purchase”). The Tender Offer expired at 11:59 p.m., New York City time, on August 22, 2013 (the “Expiration Time”). The total consideration paid by DRC for Notes accepted for purchase was $1,120 per $1,000 principal amount of Notes (the “Tender Offer Consideration”), plus accrued and unpaid interest to (but excluding) the date of purchase (the “Accrued Interest”).
As of the Expiration Time, $99,297,000 in aggregate principal amount of the outstanding Notes had been validly tendered and not validly withdrawn. On August 23, 2013, because the Tender Offer was oversubscribed, DRC accepted for purchase an aggregate principal amount of $50,560,000 of Notes on a prorated basis in the manner described in the Offer to Purchase, which represents the aggregate principal amount of Notes that can be purchased by DRC for the aggregate amount of Tender Offer Consideration which, together with the Accrued Interest, equals $56,797,854, and paid such aggregate amount of Tender Offer Consideration and Accrued Interest for the aggregate principal amount of Notes accepted for purchase. Notes in an aggregate principal amount of $374,440,000 remain outstanding following the completion of the Tender Offer.
Credit Suisse Securities (USA) LLC (Collect: (212) 538-2147, U.S. Toll Free: (800) 820-1653) acted as the exclusive Dealer Manager for the Tender Offer. The Depositary for the Tender Offer was Wells Fargo Bank, National Association.

This press release is for informational purposes only and does not constitute an offer to buy, a solicitation of an offer to sell, or a solicitation of tenders or consents with respect to, any Notes.
About Diamond Resorts International®
Diamond Resorts International®, with its network of more than 300 vacation destinations located in 33 countries throughout the continental United States, Hawaii, Canada, Mexico, the Caribbean, South America, Central America, Europe, Asia, Australia and Africa provides guests with choices and flexibility as they design their dream vacation, whether they're traveling an hour away or around the world. Our hassle-free, relaxing vacations give guests a truly memorable experience every time, for a lifetime.
Diamond Resorts International® manages vacation ownership resorts and sells vacation ownership points that provide our members with access to 92 managed resorts, 210 affiliated properties and four cruise itineraries through THE Club® at Diamond Resorts International®. To learn more, visit www.diamondresorts.com.

Media:
Diamond Resorts International®
Stevi Wara
Tel: 1.702.823.7069
Fax: 1.702.684.8705
media@diamondresorts.com

Investors:
Sloane & Company
Josh Hochberg
Tel: 1.212.486.9500
Fax: 1.212.486.9094
jhochberg@sloanepr.com

or

Dan Zacchei
Tel: 1.212.446.1882
Fax: 1.212.486.9094
dzacchei@sloanepr.com